UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 11, 2007

North American Galvanizing & Coatings, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-3920	71-0268502
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2250 East 73rd Street Tulsa, Oklahoma	74136-6832
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code):    (918) 494-0964

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 11, 2007, North American Galvanizing & Coatings, Inc. (“NAGC”) entered into an Agreement in Principle establishing terms for a conditional settlement of previously disclosed litigation initiated by the  Metropolitan Water Reclamation District of Greater Chicaco (“MWRD”) claiming property damages relating to a former subsidiary’s operation.

The lawsuit arises out of a lease agreement between the MWRD and a former subsidiary of NAGC, the Lake River Corporation (“Lake River”).  MWRD alleges that certain environmental releases occurred during the term of the lease and has sued to recover past and future response costs and other damages.  MWRD obtained a $1.8 million default judgment against Lake River, without notice to NAGC, and subsequently filed a complaint directly against NAGC.  The complaint seeks to hold NAGC liable for the default judgment against Lake River and to state claims under various environmental laws.

Under the terms of the Agreement in Principle, NAGC has agreed to fund 50% of the cost, up to $350,000, to enroll the site in the Illinois Voluntary Site Remediation Program.  These funds will be used for a site assessment and to prepare environmental reports for approval by the Illinois Environmental Protection Agency.  The parties’ shared objective is to obtain a “no further remediation determination” from the Illinois EPA based on a commercial / industrial cleanup standard.  If the cost to prepare these reports equals or exceed $700,000, additional costs above $700,000 ($350,000 per party) will be borne by MWRD.

If a remediation plan is required based on the site assessment, NAGC has also agreed to fund 50% of the cost to implement the remediation plan, up to a maximum of $1 million.  If the cost to implement the plan is projected to exceed $2 million, then MWRD will have the option to terminate the agreement and resume the litigation.  MWRD will have to choose whether to accept or reject the $1 million funding commitment from NAGC before accepting any payments from NAGC for implementation of the remediation plan.  NAGC does not believe that it can determine whether the cleanup is required or if the final cleanup cost is likely to exceed $2 million until additional data has been collected and analyzed in connection with the environmental reports.

If MWRD elects to accept the maximum funding commitment from NAGC, NAGC has also agreed to remove certain piping and other equipment from one of the parcels.

Although the boards of both the MWRD and NAGC have approved the Agreement in Principle, the agreement of the parties must be embodied in a formal settlement agreement.  This drafting process is expected to occur over the next few weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

North American Galvanizing & Coatings, Inc.

Date: April 16, 2007	By:	/s/ Beth B. Hood
Beth B. Hood
Vice President and Chief Financial Officer